PEBO - Peoples Bancorp Inc.
Peoples Bancorp Inc. Reports Second Quarter Results
Tuesday, July 24, 2018 11:00 AM ET

Officers:
Chuck Sulerzyski; President and CEO
John Rogers; EVP, Treasurer and CFO

Analysts:
Brendan Nosal; Sandler O'Neill and Partners
Kevin Reevey; D.A. Davidson & Co.
Michael Perito; Keefe, Bruyette & Woods
Daniel Cardenas; Raymond James & Associates
Kevin Swanson; Hovde Group, LLC

Presentation
Operator: Good morning, and welcome to Peoples Bancorp Incorporated conference call. My name is Michelle, and I will be your conference facilitator today.
Today's call will cover a discussion of the results of operations for the quarterly period ended June 30, 2018. Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. [Operator Instructions] This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance, or future events. These statements are based on management's current expectations. The statements in this call which are not historical facts are forward-looking statements and involve a number of risk and uncertainties detailed in Peoples' Securities and Exchange Commission filings. These include but are not limited to the success, impact and timing of the implementation of Peoples' business strategies, including the successful integration of acquisitions and expansion of consumer lending activity; the ability to integrate acquisitions, including the merger with ASB Financial Corp.; the competitive nature of the financial services industry; changes in the interest rate environment; uncertainty regarding the nature, timing, cost, and effects of federal and/or state banking insurance, and tax, legislative or regulatory changes or actions; changes in policy and other regulatory and legal developments accompanying the current Presidential administration, including the recently enacted Tax Cuts and Jobs Act, and uncertainty or speculation pending the enactment of such changes; uncertainties and Peoples' preliminary review of and additional analysis of the impact of the Tax Cuts and Jobs Act; and changes in economic conditions and/or activities.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call except as may be required by applicable legal requirements.
Peoples' second quarter 2018 earnings release was issued this morning, and is available at peoplesbancorp.com under the Investor Relations tab. A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.
This call will include about 15 to 20 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. Any archived webcast of this call will be available on peoplesbancorp.com in the Investor Relations section for one year.
Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer; and John Rogers, Chief Financial Officer and Treasurer. And each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.
Thank you, Michelle. Good morning. Thank you for joining us for a review of our 2nd quarter and year-to-date results.
We are pleased with the progress made during the second quarter. We had several key accomplishments, including:
The successful conversion of ASB Financial Corp.;
Strong organic loan growth;
Maintained relatively low cost of total deposits;
Continued improvement in our net interest margin;
Increased pre-tax income compared to the linked quarter, excluding acquisition costs; and
Improvement in several asset quality metrics, including a reduction in charge-off levels and improvement in delinquency trends within our loan portfolio compared to the linked quarter.
As far as our results for the second quarter, our quarterly net income was $7.9 million, or $0.41 per diluted share. During the first quarter of 2018, net income was $11.7 million, or $0.64 per diluted share, and was $9.8 million, or $0.53 per diluted share, in the second quarter of 2017.
Through the first six months of 2018, net income was $19.6 million, or $1.04 per diluted share. This compares to $18.6 million or $1.02 per diluted share in 2017.
During the second quarter, we recognized acquisition costs of $6.3 million, which reduced earnings per diluted share by 25 cents. This amount included $205,000 of losses, and $6.1 million of non-interest expense incurred. For the first six months of 2018, these costs totaled $6.4 million, and resulted in a reduction of 27 cents per diluted share.
Income tax expense decreased during the second quarter of 2018 as we released a valuation allowance we had been carrying of approximately $800,000. This resulted in an increase in earnings of 4 cents per diluted share. John will provide additional color around this valuation release a little later in the call.
During the quarter, we converted ASB, which took place on April 13. That is right, Friday the 13th. This was our first acquisition in over three years, and the first on our new core banking system. We spent a lot of time and effort preparing to ensure a seamless transition for our new clients on conversion day. We have very experienced folks who have been through many acquisitions and they successfully executed our process.
We also had a team of associates who traveled and spent extended periods of time at our acquired locations, working with their new colleagues, training and answering questions. We have a thorough game plan that we continue to perfect during each acquisition. We are excited to offer the clients of ASB a full suite of products, including insurance and investment products.
The ASB acquisition provided us with six full-service branches and two loan production offices that complement our current footprint in southern Ohio and northern Kentucky. We also gained a mortgage origination group operating out of the Cincinnati area, which specializes in originating and selling mortgage loans to the secondary market. At the acquisition date, ASB had $275 million in total assets, $240 million in loans and $199 million in total deposits, after preliminary fair value adjustments.

We are working on forging relationships between the ASB associates, who now call Peoples home, and our current associates, to facilitate our referral process. We have enjoyed positive traction from commercial referrals within the ASB footprint. As a result, we have already closed one loan and anticipate closing another in the very near future.
Our organic loan growth continues to be a positive indicator. For the quarter, commercial loans grew 10% annualized, while consumer loans provided 8% annualized growth. Commercial real estate loans, including construction, grew $25 million, while commercial and industrial loans were up $11 million. Compared to June 30, 2017, our commercial and industrial loan balances have grown 16%, excluding acquired loans.
As of June 30, 2018, the ASB acquisition added $229 million to our loan balances. The acquired loans were comprised of mostly consumer loans, which totaled $154 million at June 30, 2018, while commercial loans were $75 million.
We have worked to diversify our commercial loan balances, and have reduced the concentration we once had in commercial real estate. CRE balances represented 41% of total loans at June 30, 2013, compared to 36% at June 30, 2018. As a result, our commercial and industrial loan balances, excluding acquired loans, have grown 155% in the last five years. This demonstrates our ability to grow organically.
Consumer loan growth was primarily attributable to higher indirect lending balances, which increased at a 30% annualized rate for the second quarter. Indirect consumer loans comprised 31% of total consumer loans at June 30, 2018.
Quarterly average loan balances increased $252 million, or 11%, compared to the first quarter of 2018. On a year-to-date basis, average loan balances grew $244 million, or 11%, which included less than three months of ASB acquired loan balances in the average for 2018.
Total non-interest expense grew 27% compared to the first quarter of 2018. The majority of this increase was due to acquisition expenses related to ASB, coupled with the ongoing expense of running the acquired ASB franchise. We also experienced fraud-related expenses during the quarter related to an ATM skimming incident, and incurred losses of $207,000.
During the first six months of 2018, total non-interest expense increased 19%. This increase was led by acquisition expenses of $6.2 million, coupled with the additional ongoing expense of operating the ASB franchise. As we mentioned last quarter, salaries and employee benefits were impacted by a one-time stock award to employees and merit increases during 2018.
During the second quarter, we were not able to generate positive operating leverage due to the acquisition expenses. However, we anticipate being able to generate positive operating leverage for the second half and full year of 2018, compared to the 2017 periods.
Our efficiency ratio for the second quarter of 2018 was 75.0% compared to 61.8% for the first quarter of 2018, and 61.2% for the second quarter of 2017. For the first six months of 2018, the efficiency ratio was 68.5% compared to 63.0% for the same period in 2017.
Our efficiency ratio during the second quarter of 2018 was heavily impacted by the acquisition expenses. Absent these expenses, it would have been 62.0% for the quarter, and 61.7% year-to-date.
We had many positives related to asset quality during the second quarter. We experienced our best delinquency rate within our loan portfolio since 2007.
Our nonperforming asset ratios all decreased compared to March 31, 2018, and have experienced significant improvement since June 30, 2017. Our nonperforming assets as a percent of total loans and OREO ratio were 0.67% at June 30, 2018, compared to 0.72% at March 31, 2018 and 0.88% at June 30, 2017. We have placed great emphasis on improving our nonperforming asset ratios, which is evidenced in the continued decline.
Provision for loan losses declined during the quarter, and totaled $1.2 million. The reduction compared to the first quarter was related to the charge-off of a single acquired commercial loan relationship we mentioned in last quarter’s call. The increase in provision for loan losses compared to the second quarter of 2017 was largely due to loan growth, as we have experienced improved asset quality metrics.
For the first six months of 2018, provision for loan losses doubled compared to 2017. Loan growth has driven much of the increased provision, coupled with the charged-off acquired commercial loan relationship from last quarter.
Criticized loans decreased to 4.5% of total loans at June 30, 2018, compared to 4.8% at March 31, 2018 and 4.9% at June 30, 2017. At June 30, 2018, criticized loan balances increased $5 million compared to March 31, 2018, while classified loans increased $11 million. The increase in criticized loans was mostly due to acquired ASB loans, which were partially offset by upgrades of $11 million. The increase in classified loans was largely due to acquired ASB loans, coupled with downgrades of two commercial loan relationships during the quarter.
Delinquency trends improved during the second quarter as approximately 99.0% of our portfolio was considered “current” at June 30, 2018, compared to 98.8% at March 31, 2018 and 98.9% at June 30, 2017.
I will now turn the call over to John to provide additional details around the ASB acquisition, and income statement and balance sheet categories.
Mr. John Rogers:
Thanks Chuck.
According to our early analysis, the ASB acquisition, after preliminary fair value adjustments, added $275 million in total assets as of April 13, 2018, which primarily consisted of $19 million of investment securities, $240 million in loans, and $199 million in total deposits. The purchase price totaled $42 million, which was higher than we originally expected, based on a higher ratio of stock to cash consideration, and our higher stock price at the acquisition date compared to original projections. We recorded preliminary goodwill in the transaction of $18 million, as well as $2 million in core deposit intangibles, which were higher than we had originally projected.
Our preliminary fair value adjustment to loans ended up being a larger discount than we had originally forecast, as interest rates had moved higher than when we originally modeled for the transaction. We had also projected about $13 million of goodwill, and the higher purchase price and loan discount, coupled with lower market values on the branch properties drove most of the increase in goodwill. Overall, ASB added approximately 3 cents to earnings per diluted share during the second quarter of 2018.
With regard to our results for the quarter…
Net interest income was a big positive for us this quarter, as it grew 12% compared to the first quarter. This increase was driven by higher loan balances, both from the acquired loans as well as organic loan growth. During the quarter, we also benefited from additional proceeds of $248,000 that were received on an investment security for which we had previously recorded an other-than-temporary-impairment. These proceeds added 3 basis points to net interest margin during the second quarter of 2018.
Compared to the second quarter of 2017, net interest income grew 17%, and was up 13% compared to the first six months of 2017. As I stated, loan growth has provided the largest increase, while our income on investment securities has benefited from rising interest rates and the proceeds on the investment security for which we had previously recognized an other-than-temporary-impairment.
Our net interest margin increased 8 basis points, and was 3.74% compared to 3.66% in the first quarter of

2018. Our earning assets yield grew 17 basis points, mostly due to higher loan yields, which benefited from the increase in LIBOR during the linked quarter, and outpaced the 12 basis point increase in deposit costs. Interest-bearing deposit costs were 53 basis points for the quarter, up from 41 basis points in the first quarter of 2018, and 36 basis points in the second quarter of 2017. Compared to the second quarter of 2017, our net interest margin was 12 basis points higher.
For the first six months of 2018, net interest margin grew 12 basis points compared to 2017. This increase was due to higher loan yields, which have benefited from rises in interest rates, while we have been able to maintain relatively low deposit costs. The proceeds from the investment security for which we had previously recognized an other-than-temporary-impairment added 3 basis points to net interest margin during the first six months of 2018, compared to 1 basis point in 2017.
Accretion income from acquisitions, which is net of amortization expense, declined $43,000 compared to the first quarter of 2018. While we recorded additional accretion income of $210,000 from the acquired ASB loans, we also recognized amortization of $218,000 on the ASB CDs, which more than offset the accretion income. This premium has a very short life, and is expected to be fully amortized in the middle of 2019. Compared to the second quarter of 2017, accretion income was down $212,000, and was down $475,000 for the first six months of 2018 compared to 2017.
Accretion income added 6 basis points to net interest margin during the second quarter, 7 basis points during the first quarter of 2018, and 10 basis points in the second quarter of 2017. For the first six months of 2018, accretion income added 6 basis points, which is lower than the 10 basis points provided during the same period of 2017.
For both the second quarter and first six months of 2018, losses were heightened mainly due to $205,000 related to the ASB acquisition and exit strategies for previously closed branches.
Total fee-based income declined compared to the first quarter. We receive annual performance-based insurance commissions in the first quarter of each year, which drives much of the reduction in the second quarter. Total fee-based income was down 7% compared to the first quarter, largely due to a 28% decrease in insurance income. Partially offsetting this decline was higher mortgage banking income, which almost tripled compared to the first quarter of 2018, and was directly due to the ASB acquisition and the acquired mortgage origination business we have mentioned in previous calls.
he decline in other non-interest income was largely due to a reduction in the market value of equity investment securities compared to March 31, 2018. In the first quarter of 2018, we recorded $460,000 of income on equity investment securities and during the second quarter of 2018 we recognized a reduction to income of $236,000. We sold most of the remaining position in these equity securities during the second quarter, so future impacts of the swing in market value will be minimal, if any.
Compared to the second quarter of 2017, fee-based income grew 2%. Increases in mortgage banking income, and trust and investment income for this period were partially offset by reduced commercial loan swap fee income. Additionally, during the second quarter of 2017, we recognized a fee of $437,000 associated with the sale of the government guaranteed portion of a loan.
For the first six months of 2018, total fee-based income was 7% higher than 2017. We have had a lot of success in several of our lines of business, so the growth was spread across trust and investment income, insurance income and mortgage banking income. The first six months of 2017 also included the $437,000 fee I mentioned related to the sale of a loan. Compared to the first six months of 2017, we did see a reduction in swap fee income, which declined 71%, as there has been lower customer demand for these types of products so far in 2018.
As Chuck mentioned earlier, we released a valuation allowance on a deferred tax asset that we had been carrying, which reduced our income tax expense this quarter by approximately $800,000. This valuation allowance was related to a historical tax credit we invested in during 2015. Our recent sell off of the equity investment securities, and the related capital gains realized for tax purposes, were large enough to offset the capital loss we anticipate in 2021, resulting in our release of the valuation allowance. There are no remaining valuation allowances recorded.
Moving on to the balance sheet…
We were able to reduce our investment securities portfolio to 22% of total assets this quarter. This was largely due to our acquisition of ASB, coupled with the sales of some of the acquired investment securities. Our investment portfolio yield was up slightly compared to the first quarter of 2018, and was up 20 basis points during the first six months of 2018 compared to 2017.
Our core deposits, which exclude $617 million of CDs, were flat compared to March 31, 2018 and were up 5% compared to June 30, 2017. Total demand deposits were 39% of total deposits at June 30, 2018, compared to 41% at March 31, 2018 and 40% at June 30, 2017. Our period-end total deposits grew $136 million, or 5%, compared to March 31, 2018.
At June 30, 2018, the ASB acquisition added $168 million to our deposit balances. This included $62 million of CDs, $52 million of demand deposits, $35 million of money markets and $19 million of savings accounts.
Excluding ASB deposits, our deposit balances declined $32 million compared to March 31, 2018, which was due to a decrease of $37 million in governmental deposits, which are seasonally higher in the first quarter of each year.
Our quarterly average total deposits were up 8% compared to the first quarter of 2018 and increased 10% over the second quarter of 2017. Our average total deposits for the first six months of 2018 grew 8% compared to 2017.
We continue to build and maintain healthy capital levels. We had a large increase of $43 million compared to March 31, 2018, which was mostly due to the ASB acquisition, coupled with earnings exceeding dividends paid.
Our tangible equity to tangible assets ratio declined 16 basis points compared to March 31, 2018, and 26 basis points compared to June 30, 2017. Our tangible book value per common share increased 1% compared to March 31, 2018, and 2% compared to June 30, 2017.
We continue to maintain sound capital ratios, exceeding well capitalized status, including the required capital buffer. Our common equity tier 1 capital ratio was 13.0% at June 30, 2018, while our tier 1 capital ratio was 13.3% and our total risk-based capital ratio was 14.0%.
The decline in our capital ratios compared to March 31, 2018 was primarily due to the addition of ASB, and the related risk-weighted assets, which outpaced the additional capital that was net of goodwill and intangibles recorded for the acquisition.
Earlier this morning, we announced our quarterly dividend, which remains at $0.28 per share. This dividend rate represents a payout of 42% of earnings per diluted share in the second quarter, excluding acquisition costs.
I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thanks John.
We are pleased to have completed our recent acquisition of ASB, and are beginning to reap the benefits. We are excited about the addition of the profitable mortgage origination business, which provided a healthy increase to our fee-based income during the quarter. We are excited that the new associates and clients have joined the Peoples family.
Our results during the second quarter were heavily impacted by acquisition costs related to the ASB conversion. However, our core business has continued to improve, which has been a main focus for us over the last several years.
I would like to reiterate a few highlights from the second quarter:
We had annualized organic loan growth of 9% compared to March 31, 2018;
Our quarterly cost of interest-bearing deposits was 53 basis points in the second quarter of 2018, with total deposit cost being 42 basis points;
Our net interest income grew 12% compared to the first quarter, with net interest margin increasing 8 basis points;
Our second quarter net charge-off rate was 11 basis points annualized; and
Our tangible book value per share increased to $17.17 compared to $17.04 at March 31, 2018.
We continue to closely monitor our performance, and strive to provide an improved return for our shareholders.
As it relates to the remainder of 2018, we have updated our expectations for the third and fourth quarter, and we expect the following:
Annualized organic loan growth of 5% to 7% in the second half of 2018;
Quarterly credit costs to be slightly higher than those recognized during the second quarter due to anticipated loan growth;
Net interest margin in the low 3.70’s;
Quarterly fee-based revenue between $13 and $14 million;
Non-interest expenses per quarter of approximately $30 million;
Quarterly efficiency ratio between 61% and 63%;
A 19% effective tax rate for the last half of 2018; and
Remaining acquisition costs related to ASB of approximately $500,000.
We believe our recent acquisition and conversion has been a success. As a result of the investments in infrastructure the last several years, we are more capable of handling additional deals and offering enhanced products and services.
We will continue to search for additional acquisition opportunities. In the meantime, we are still focused on growing our core business, as well as continuing to grow the newly acquired ASB client base.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for the Q-and-A session is John Rogers, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator. Thank you.
Questions and Answers
Operator: We will now begin the question-and-answer session. [Operator Instructions] We show that the first question comes from Scott Siefers with Sandler O'Neill and Partners. Please go ahead.
Brendan Nosal: Brendan on the line from Scott's team. Just want to start off on the fee income guide. I think if I heard you correctly, you said $13 million to $14 million per quarter through the remainder of the year. Is that right?

Charles Sulerzyski: Yes.
Brendan Nosal: All right, so then if I look at this quarter, if you kind of add back in the $700,000 related to the equity securities portfolio, and if that more or less goes away due to the fact that you liquidated that book, it gets you to roughly $14.5 million for the 2Q in terms of run rate fees. So I'm just curious what would drive the decline from that core $14.5 million level to something like you're saying, $13 million to $14 million in the back half of the year.
John Rogers: Yes, Brendan, I think, you know, first of all, there was a loss of $236,000 in the securities book. The $700,000 maybe might be your delta from the first quarter to the second quarter. That would put it around $14 million, I believe.
Brendan Nosal: Got it. Okay, that makes sense. All right, very good. That's helpful. And then, looking over to the NIM, I'm assuming that the low 3.70s outlook for the rest of the year is an all-in NIM, including accretion income. So I'm just curious. What is your outlook for the core NIM ex the accretion kind of off of this quarter's 3.65% base?
John Rogers: Yes, I think the core NIM should probably should be pretty steady. It may be slightly up. We have seen this run up in LIBOR in the first quarter, which definitely helped us get this boost in the second quarter that we saw. We continue to see, I wouldn't say intense competition for deposit rates, but I would say there is a general rise and more competitiveness happening in the marketplace. So we would anticipate some increase in our deposit costs during the course of the quarter as we look to perhaps change rates in some of our base pricing. But we should continue to see loan yields grow as the Fed continues to move, and like everybody else, we expect them to go in September and December. And we'll still see some benefit in the third quarter from the increase that happened near the end of June with the Fed, since a lot of our stuff takes a little bit of time for that to come through.
Operator: The next question comes from Kevin Reevey from D.A. Davidson. Please go ahead.
Kevin Reevey: So our first question's related to your organic CRE loan growth, which was pretty strong compared to what we've seen from other banks that have reported this quarter. Can you kind of give us some color as far as the type of CRE loans you're booking, and can you talk about competition?
Charles Sulerzyski: I think that much -- whether it's CRE or just our regular growth, a lot of it is just more business from existing clients. We have been selective. I think we may be the beneficiary of being relatively low on the percentage of capital, so I think that some people -- some other institutions are kind of slowing down, and we have the opportunity to look at deals. I think we're still at the end of the quarter at a [166%] of capital, much lower than the peer group. So we've been able to get decent pricing on what it is that we've been doing, and we feel very good from the quality of the deals, the quality of the borrowers, the balance sheets that they have. And so hopefully we can continue to be the beneficiary of those type of deals going forward.
Kevin Reevey: And can you talk about your experience since closing the ASB deal as far as customer and talent retention?
Charles Sulerzyski: In terms of clients, I think that we're very happy with the reception. I think I mentioned in the script that we've got a couple of deals that'll close this month from that, which are in the neighborhood of $20 million, so its sizable opportunities for us. In terms of customers, we have just much more capability than the bank that we acquired in terms of investment opportunities, insurance opportunities. I think in terms of staff, it is -- because we have so much more capabilities, it can feel a bit overwhelming. We have been able to maintain the vast majority of the client-facing people, which is what, you know, we desire to do, and I'm optimistic about the future of what we can do in these markets.
Kevin Reevey: And then my last question's related to your manufacturing client base. We've been reading about some of the challenges that they're facing of late with worker shortages as well as higher input costs as a result of recent tariffs from the administration. Are any of your clients feeling any of this?
Charles Sulerzyski: Yes, I think we're seeing some concern about the tariffs in 2 portfolios. We have a very small agriculture portfolio, and soybean is the major crop in the western part of the state. That being said, most of our agriculture clients have very meaningful balance sheets and investment relations with us, so we don't have a high level of anxiety. We also have a large number of customers who make product out of aluminum and out of steel, so they're seeing their costs, you know, rise. At this point in time, we're not seeing any of them showing any wear and tear in terms of degradation of credit quality. We are seeing some of them slow-down in terms of capital investment.
Operator: The next question comes from Michael Perito with KBW. Please go ahead.
Michael Perito: I had a couple. I wanted to start maybe more an outlook type question on the non-interest income side. Obviously been a big piece of your business. If we're kind of taking the mid-ish point of your guidance for the back half of the year, maybe you'll do roughly $56 million on a core basis this year. And I'm just curious what some of the highlights are in terms of growth opportunities for that as we look forward, maybe the next 6, 12, 18 months. What are some of the things you guys are targeting to help drive further fee growth? And any general thoughts maybe you could provide us on what performance expectations you have in that regard?
Charles Sulerzyski: Well yes, we have historically had a high percentage of fees and would very much like to retain that. We think the American Savings Bank mortgage business will help us a little bit. We think the work that we're doing with SBA and government programs will help us. To the extent that if rates continue to rise, I think we'll still see some, perhaps, more swap activity. But those would be the major things that come to mind. Obviously, we'd like to do acquisitions in insurance and investments that would help fee growth also.
Michael Perito: And then, generally speaking just on the acquisition front, I mean, can you give us maybe a little update on the state of the market? I mean, have you noticed, you know, a better velocity of opportunities? And, I mean, as we've gotten a couple of quarters away now from the tax reform and the big profitability bump, have prices start to -- started to get a little bit more reasonable? Or just any thoughts there that you could give us?
Charles Sulerzyski: I think in general, the tax law changes makes all of us CEOs feel that we're smarter than we were a year ago, and I think that, you know, it probably has people leaning more towards independence than they would be a year ago. But I think that as time goes on and people are looking at year-over-year, you know, improvements, or quarter-over-quarter improvements after all the tax stuff is in, I think the difficulty of this business continues. You got a relatively flat yield curve, a relatively sluggish loan demand, and you got a lot of pressure on expenses in terms of labor cost, which is, depending on the bank, more than 50% of the cost. So I think right now in '18, first half of '19, you might see a little less. I think that's what the macro numbers are showing, but I think that it'll pick up in the second half of '19. We are seeing a few opportunities. We came in -- we didn't win the prize on a couple of them, but we want to stay disciplined in terms of buying opportunities at the right costs that benefit the shareholder.
Michael Perito: Thanks, Chuck, helpful color. And then just one last question for John, and totally understand if you guys aren't quite there yet. But just curious if you've had any initial thoughts you can share with us on CECL and how that could potentially impact your credit outlook, and provisioning and reserve levels, et cetera.
John Rogers: Yes, you're correct, I don't really have that much on it. We are definitely working on it. We have a team of -- cross-discipline team across the organization that's focused on it. We are implementing a vendor solution like a lot of community banks would be doing. We hope to be in a pretty good shape by the end of the year, early first quarter. Should be running numbers and at some point in '19, I think we'll be ready to give a better indication of what we believe the impacts are. But at this point, I can't quantify anything at this point in time.
Operator: The next question comes from Daniel Cardenas with Raymond James. Please go ahead.
Daniel Cardenas: Congrats on a nice quarter, another one in the series. Quick question on credit quality. I mean, the numbers are good and nothing out there seems to be causing me any concern, but is there anything as you look out on the horizon that, you know, perhaps is piquing your interest a little bit and giving you pause on the credit side?
Charles Sulerzyski: I think a couple different things. If the tariffs -- I wish the whole discussion around tariffs would just go away. I think that's causing potential stress to clients. A lot of talk on the economy in terms of what GDP will be this quarter, but I think if you look at some of the other macro numbers, you just got 3 consecutive months of housing declines in sales, some other factors maybe going the other way. So I'm not exactly sure if we're going to see the growth that some people were forecasting over the next couple years. As it relates to us and our credit, we're pretty pleased with where we are. We're disciplined. We spend a lot of time working the portfolio in terms of making sure that it's diversified. We're very pleased to be where we are with the percentage of capital and real estate. We've been growing our C&I book. The bank is more balanced between consumer and commercial than it had historically been. So the portfolio makeup gives us a lot of comfort and confidence, and the quality of the underwriting is extraordinary. What we're seeing from Loan Review and other sources is positive. Obviously the last credit downturn, we were in the bottom quartile of credit performance, and we've set our goal for a long time in the next credit downturn of being in the top quartile of credit performance. There is nothing that I know that doesn't give me complete confidence that we'll be able to do that.
Daniel Cardenas: Excellent. Then as I look at your capital levels, I mean, they're building quite nicely. Maybe what's an -- if you could give us some color as to what's an optimal capital level for you guys. And absent acquisitions, how do you plan on deploying any excess capital?
John Rogers: So I think our capital priorities, you know, our organic growth, we're seeing good strength there in loans. We expect that, you know, to continue at the pace that Chuck mentioned. Dividends, we continue to look at that, and we will continue to look at dividends on a quarterly basis. Currently, we're probably a little bit on the lower end of the 40% to 50% range, so I think there could be some potential upside to that in the future. But acquisitions definitely are, you know, what we want to do. We would like to deploy some of that through more cash in the acquisitions that we do. ASB was disappointed a little bit that cash was not elected, but of course it was the right decision given the continued run up in Peoples' stock price. So we may fix that more going forward to ensure that we're using some of our capital as we, you know, deploy future acquisitions.
Daniel Cardenas: Okay. And then last question. If you could just remind me, what percentage of your deposit portfolio would you consider to be interest rate sensitive?
Charles Sulerzyski: Just give me a second and we can come up with that.
John Rogers: Our non-interest-bearing is about 20%, 25%.
Charles Sulerzyski: Non-interest-bearing deposits $585 million out of a total of $2.9 billion
John Rogers: About 80% is, you know, interest sensitive. You know, I think our -- we have not seen much movement in the savings space or the interest-bearing checking space, which is a good chunk of that. So 40% of our stuff is DDA, which we don't see very much sensitivity, so most of it that we're seeing is more in the money market space and the CD portfolio. And if you give me a second, I can kind of tell you what that percentage is in a minute.
Charles Sulerzyski: The money market is 13.2% of total deposits. The non-interest-bearing is just a little bit less than 20% of total deposits, if that helps you, but the overall cost of deposits is 42 basis points, which is respectable.
Daniel Cardenas: And in terms of competitive pressures on the deposit side, are you seeing those more from community banks, or are the larger banks starting to get a little bit more competitive on deposit pricing?
Charles Sulerzyski: I think you're seeing it more from the larger banks. You always have community banks, you know, doing something crazy at any one point in time, but I think you see a lot from the larger banks, more from the larger banks recently.
John Rogers: And on the community bank side, it's more of the smaller community banks that need the funding that are putting out ads or advertising their higher rates, and some of the large community banks or credit unions are always trying to do something as well on both the loan side and the deposit side.
Operator: [Operator Instructions] The next question comes from Kevin Swanson with Hovde Group. Please go ahead.
Kevin Swanson: Most of my questions have been answered, but I just had one maybe kind of follow up on credit. I think on the last call, you mentioned criticized loans and NPAs would probably go down over the course of the year. Obviously, the absolute value went up with ASB, but just kind of maybe a sense of what the stand alone PEBO did, and what, kind of, your outlook is on that. Thank you.
Charles Sulerzyski: Yes, I mean, we're optimistic between -- in the second half of the year, I think you're going to see some meaningful improvement - or credit quality statistics. We're obviously, aware of things that are trending positive, and you know what those are. Usually on the downside, it's -- the nature of the beast is it's more of a surprise. But we do expect the second half of the year to be strong. On the criticized loans, the core PEBO was down $14 million in the quarter. We expect good credit quality improvement over the second half of the year. We're optimistic that we can keep our loan growth. I think our guidance was 5% to 7% over the second half of the year. That was our guidance for the full year going into the year. We obviously did a good job of beating that in the first half of the year. And hopefully we can do the same on the second half of the year, but we're not going to declare victory until we do it and it'll be interesting to see where we end the fourth quarter at from a loan growth standpoint and a credit quality standpoint. I would say in answer to one of the earlier questions, back to the credit quality, I would say that I think the market is remaining reasonably rational given the lack of loan growth that you see in the industry. I think that the disciplines are holding by most institutions. I think that where we see exceptions to that are kind of larger -- kind of smaller banks in the $1 billion neighborhood maybe stretching here and there. But I think the large banks are being relatively disciplined in terms of structure. We see some things from a price standpoint that we walk away from but by and large it's not insane out there.
Operator: At this time, there are no further questions. Sir, do you have any closing remarks?
Charles Sulerzyski: Yes. I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section. Thanks for your time and have a good day.
Operator: The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.